BUSINESS LOAN AGREEMENT



        This Agreement, dated as of March 1, 1994, is among Bank of America National Trust and Savings Association (the "Bank"), Care Enterprises, Inc. ("CEI"), and each other entity whose name appears on the signature pages to this Agreement (collectively, with CEI, the "Borrowers").

1.      LETTERS OF CREDIT

        1.1 Letters of Credit. At the request of the Borrowers or any of them, between the date of this Agreement and June 30, 1995 (the "Expiration Date"), the Bank will issue standby letters of credit to support self-insured workers compensation programs maintained by any of the Borrowers. Each letter of credit must be issued before the Expiration Date, but may expire at any time.

If for any reason the Bank fails to renew its agreement to issue letters of credit beyond the Expiration Date (a "Failure to Renew"), however, the Borrowers shall arrange for the cancellation of each outstanding letter of credit, which shall be effective no later than the Expiration Date.

        1.2 Amount. The face amount of all letters of credit outstanding at any one time, plus all drawn and unreimbursed amounts under all of the letters of credit (collectively, the "L/C Liabilities") may not exceed Eight Million Dollars ($8,000,000).

        1.3        Other Terms.  Each Borrower agrees:

                   (a) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                   (b) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                   (c) to sign the Bank's form Application and Agreement for Standby letter of credit for which such Borrower Letter of Credit with respect to each applies hereunder.

                   (d) to pay any fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

                   (e) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

                   (f) to pay the Bank a non-refundable fee equal to 1.50% per annum of the outstanding undrawn amount of each standby letter ofcredit, payable annually in advance, calculated on the outstanding undrawn amount on the day the fee is calculated. In the event of a Failure to Renew, the Bank shall refund to the appropriate Borrower a pro-rated portion of each such fee previously paid by such Borrower within the twelve months prior to the Expiration Date, equal to a fraction of such fee whose numerator is the difference between 360 and the number of days that have elapsed since such fee was paid, and whose denominator is 360.

2.      FEES AND EXPENSES

        2.1        Fees

                   (a) Unused commitment fee. The Borrowers agree to pay a fee on any difference between $8,000,000 and the weighted average L/C Liabilities during the specified period. The fee will be calculated at .25% per year, will be calculated in arrears at the end of each fiscal quarter of CEI, and will be payable on March 31, 1994, and at the end of each quarter thereafter.

                   (b) Loan Fee. The Borrowers agree to pay a $25,000 fee, on the date this Agreement is executed by CEI.

        2.2        Expenses.

                   (a) The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, audit fees, title report fees, and documentation fees.

                   (b) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.


3.      COLLATERAL

        3.1 Personal Property. The Borrowers' obligations to the Bank under this Agreement will be secured by personal property the Borrowers now own or will own in the future as listed below. The collateral is further defined in security agreements executed by the Borrowers. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank. All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.

                   (a)     Accounts receivable of all Borrowers.

                   (b) All issued and outstanding stock of HealthCare Network held by CEI.

                   (c) Promissory notes described on Schedule 3.1(d) attached hereto, together with all rights and powers under any guaranty, security, agreement, deed of trust, or other document executed in connection with any such note.


4.      DISBURSEMENTS, PAYMENTS AND COSTS

        4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

        4.2        Direct Debit.

                   (a) The Borrowers agree that and any fees and other amounts owing hereunder will be deducted automatically on the due date from account number 14562-50445 of Care Finance, Inc. with the Bank, or such other of Borrowers' accounts with the Bank as may be designated in writing by the Borrowers.

                   (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

                   (c) The Borrowers will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

        4.3 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is
open for business in California.   All payments and disbursements which would
be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        4.4 Taxes. If any payments to the Bank under this Agreement are made outside the United States, the Borrowers will not deduct any foreign taxes from any payments they make to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

        4.5 Additional Costs. The Borrowers will pay the Bank, on demand, for the Bank's increased costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                   (a)  any reserve or deposit requirements; and

                   (b) any capital requirements relating to the Bank's assets and commitments for credit.

        4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

        4.7 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement shall bear interest from the due date at the Bank's Reference Rate plus 2 percentage points. This may result in compounding of interest.

The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

        4.8 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, at the option of the Bank, the fee described in subparagraph 1.3(f) will be increased to 3.50% per annum, effective as of the day that the Bank provides notice of the increase to the Borrowers.


5.      CONDITIONS

        The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

        5.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        5.2 Security Agreements. Signed original security agreements, assignments, and financing statements (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

        5.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

        5.4 Legal Opinion. A written opinion from the Borrowers' legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

        5.5 Other Items. Any other items that the Bank reasonably requires.


6.      REPRESENTATIONS AND WARRANTIES.

        When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

        6.1 Organization of Borrowers. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

        6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        6.4 Good Standing. In each state in which each Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

        6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

        6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including CEI's consolidated financial statement dated as of November 30, 1993, is:

                   (a) sufficiently complete to give the Bank accurate knowledge of CEI's consolidated financial condition as of its date.

                   (b)  in form and content as required by the Bank.

                   (c) in material compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of CEI on a consolidated basis, except for any such change attributable to the transactions evidenced by the Note Agreement (as defined in paragraph 7.5).

        6.7 Lawsuits. There is no lawsuit, tax claim or other proceeding or dispute pending or threatened against any Borrower in any court or before any governmental authority or arbitration board or tribunal which, if lost, would materially impair the Borrowers' financial condition or ability to repay obligations to the Bank, except as have been disclosed in writing to the Bank.

        6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others (except for rights of offset).

        6.9 Permits, Franchises. Each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, unless the failure to do so would not have a material adverse effect on the consolidated condition or operations of CEI. Except as disclosed in writing to the Bank and except where lack of eligibility would not have a material adverse effect on the consolidated condition or operations of CEI, each health care facility operated or owned by Borrowers is eligible to receive benefits or payments under the Medicare and Medicaid programs.

        6.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other lease, commitment, contract, instrument or obligation, where such default would have a material adverse effect on CEI's consolidated condition or operations.

        6.11 Income Tax Returns. Except as disclosed to the Bank in writing, no Borrower has any knowledge of any pending assessments or adjustments of its income tax for any year.

        6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        6.13       ERISA Plans.

                   (a) Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                   (b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                   (c) No action by any Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                   (d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                   (e) The following terms have the meanings indicated for purposes of this Agreement:

                       (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                       (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                       (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                       (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty
                       Corporation under Title IV of ERISA.

        6.15 Location of Borrowers. Each Borrower's chief executive office is located at the address listed under CEI's signature on this Agreement.


7.      COVENANTS

        The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

        7.1 Use of Proceeds. To obtain letters of credit under this Agreement only to support workers compensation obligations of one or more Borrowers.

        7.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

                   (a) Within 90 days of CEI's fiscal year end, CEI's annual financial statements. These financial statements must be audited with an unqualified opinion by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis, and shall be accompanied by consolidating schedules, which may be unaudited.

                   (b) Within 30 days of the period's end, CEI's monthly financial statements. These financial statements may be Borrower-prepared. The statements shall be prepared on a consolidated basis.

                   (c) Within 120 days of CEI's fiscal year end, copies of all CPA management letters for such fiscal year, and, as soon as available, copies of Borrowers' responses thereto.

                   (d) Within 45 days of the end of each of its first three fiscal quarters, and 90 days of the end of each of its fiscal years, financial statements of Medisave Pharmacies Partnership ("Medisave"), prepared by Medisave.

                   (e) Prior to the end of each fiscal year of CEI, a projection in form reasonably acceptable to the Bank for the next fiscal year, and, as soon as available, copies of any material revision to any such projection.

                   (f) Within 45 days of the end of each of the first three fiscal quarters of CEI, and within 90 days of CEI's fiscal year end, a compliance certificate executed by CEI's chief financial officer.

                   (g) Copies of CEI's Form 10-K Annual Report, Form 10-Q Quarterly Report, Form 8-K Current Report, and any other similar reports, within 10 days after the date of filing with the Securities and Exchange Commission.

                   (h) Any other business or financial information reasonably requested by the Bank.


        7.3 Current Ratio. To maintain on a consolidated basis for CEI a ratio of current assets to current liabilities of at least 1.0:1.0.

        7.4 Tangible Net Worth. To maintain on a consolidated basis for CEI Tangible Net Worth equal to at least the sum of the following:

                   (a)     Twenty-Three Million Dollars ($23,000,000); plus

                   (b)     75% of the sum of the following:

                       (i) net income after income taxes (without subtracting losses) earned in each quarterly accounting period; plus

                       (ii) any increase in stockholders' equity resulting from charges in lieu of taxes, to the extent such charges are not reflected as an extraordinary or other similar credit in determination of net income after taxes.

"Tangible Net Worth" means the gross book value of CEI's consolidated assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

        7.5 Funded Debt Ratio. To maintain on a consolidated basis for CEI a ratio of Debt for Borrowed Money (including any Basket Debt) to the sum of Tangible Net Worth and Debt for Borrowed Money not exceeding 0.65 to 1.00.

"Basket Debt" means an amount equal to the sum of (i) the aggregate unpaid principal amount of Debt for Borrowed Money of all Borrowers other than CEI plus (but without duplication) (ii) the aggregate amount of all indebtedness of the Borrowers secured by liens other than liens permitted under that certain Note Agreement dated as of December 15, 1993 among CEI, State Street Bank and Trust Company of Connecticut, National Association, and the purchasers named therein (as amended or amended and restated from time to time, the "Note Agreement").

"Debt for Borrowed Money" means (i) all indebtedness for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) all capitalized rentals, (iii) all guaranties of Debt for Borrowed Money of others (other than guaranties of any subsidiary of CEI with respect to operating leases that have been subleased to a third party, which
(x) remain a contingent liability or (y) with respect to which CEI has assumed directly the obligations for rentals payable thereunder) and all reimbursement obligations in respect of credit enhancement instruments, including letters of credit and bankers' acceptances (excluding letters of credit and surety bonds issued in the ordinary course of business and reflected as a liability on CEI's balance sheet or which secure the payment of sums which are so reflected as a liability), (iv) obligations (other than nonrecourse obligations) arising in connection with any sale of accounts receivable and (v) obligations secured by any lien upon property or assets, whether or not the Borrower that owns such property or assets has assumed or become liable for the payment of such obligations.

        7.6 Fixed Charge Coverage Ratio. To maintain on a consolidated basis for CEI a Fixed Charge Coverage Ratio of at least 1.05:1.0.

"Fixed Charge Coverage Ratio" means the ratio of EBITDA to Expenses. "EBITDA" means the sum of consolidated earnings before taxes, interest, depreciation, amortization, reorganization and other extraordinary items. "Expenses" means the sum of net interest expense (not including amortization of deferred loan fees), income taxes (not including charges in lieu of taxes), non-financed capital expenditures (not including any capital expenditures related to any Borrower's exercise of facility purchase options in connection with the transactions described in the Note Agreement), current portion of long term debt, 8.333% of the gross proceeds paid to CEI from the purchase of the Notes described in the Note Agreement, 20% of all L/C Liabilities, and any amounts paid to any shareholder of CEI in accordance with paragraph 7.12. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

        7.7 Profitability. To maintain on a consolidated basis for CEI a positive net income after taxes for each quarterly accounting period.

        7.8 Liquidity. To maintain consolidated Liquid Assets of CEI with a value in excess of $4,000,000.

"Liquid Assets" means:

                   (a) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by CEI, is rated A-1 or better by Standard & Poor's Corporation ("S&P") or Prime-1 or better by Moody's Investors Service, Inc. ("Moody's");

                   (b) direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

                   (c) interest-bearing or non-interest bearing deposits in banks, trust companies or other financial institutions which in each case are either (i) fully insured by the Federal Deposit Insurance Corporation, the Federal Savings and
                   Loan Insurance Corporation, or the Securities Investor Protection Corporation, or (ii) issued or sponsored by a bank, trust company or other financial institution organized under the laws of the United
                   States or any state thereof, which has capital, surplus, and undivided profits aggregating at least $100,000,000 and whose certificates of deposit maturing in one year or less are, at the time of the acquisition thereof by
                   CEI, rated A-1 or better by S&P or Prime-1 or better by Moody's;

                   (d) deposits in any funds managed by Pacific Horizon Funds, Inc.;

                   (e) other deposit accounts or money market accounts in amounts which aggregate no more than $1,000,000;

                   (f) Eurodollar deposits maturing within one year from the date of issuance thereof, and issued by a bank or trust company, having capital, surplus and undistributed profits aggregating at least $1,000,000,000 and whose deposits of such type are, at the time of acquisition thereof by CEI, rated A-1 or better by Prime-1 or better by Moody's; and

                   (g) repurchase agreements maturing within 30 days from the date of acquisition thereof, with respect to obligations of the type described in paragraph (b) above entered into with a bank or trust company organized under the laws of the United States or any state thereof and meeting the requirements of paragraph (c), above.

        7.9 Other Debts. Not to have outstanding or incur any direct or contingent debts or capitalized lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

                   (a) Acquiring goods, supplies, or merchandise on normal trade credit.

                   (b) Endorsing negotiable instruments received in the usual course of business.

                   (c) Obtaining surety bonds in the usual course of business.

                   (d) Debts and capitalized leases in existence on the date of this agreement and disclosed on Schedule 7.9 (d) attached hereto.

                   (e) Additional debts and capitalized lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

                   (f) Additional debts and capitalized lease obligations of Borrowers for business purposes which do not exceed an aggregate of the lesser of: (i) a total principal amount of Ten Million Dollars ($10,000,000), or (ii) the aggregate amount of Debt for Borrowed Money permitted under subsection 4.8(a)(6) of the Note Agreement.

                   (g) Additional Debt for Borrowed Money of CEI permitted under subsection 4.8(a)(7) of the Note Agreement.

                   (h) Any guaranty by any Borrower of the debts of another Borrower.

        7.10 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on a material part of any property any Borrower now or later owns, except:

                   (a) Deeds of trust and security agreements in favor of the Bank.

                   (b)     Liens for taxes not yet due.

                   (c) Liens outstanding on the date of this Agreement and disclosed on Schedule 7.10(c) attached hereto.

                   (d) Additional liens against the property of the Borrowers or any one of them to secure any indebtedness incurred in accordance with subparagraph 7.9(f) of this Agreement, and which liens are permitted under subsection 4.10(h) of the Note Agreement.

                   (e) Mechanics' liens, bailees' liens, and other liens of a similar nature.

        7.11 Capital Expenditures. With respect to CEI on a consolidated basis, not to spend or incur obligations (including the total amount of any capital leases) for more than Six Million Dollars ($6,000,000) in any single fiscal year to acquire fixed assets.

        7.12 Dividends. Not to declare or pay any dividends on any of CEI's shares, except dividends payable in capital stock of CEI, and not to purchase, redeem or otherwise acquire for value any of CEI's shares, or create any sinking fund in relation thereto, except that CEI may repurchase its own stock held by its employees, in an aggregate amount not exceeding $200,000 in each fiscal year.

        7.13 Notices to Bank. To promptly notify the Bank in writing of:

                   (a) any lawsuit not covered by insurance over Two Hundred Fifty Thousand Dollars ($250,000) against any one or more of the Borrowers.

                   (b) any dispute between any Borrower and any governmental authority, which could, either individually or in the aggregate, reasonably be expected to have a material adverse effect on CEI's consolidated financial condition or operations.

                   (c) any occurrence that is or with the passage of time would become a default hereunder.

                   (d) any material adverse change in CEI's consolidated financial condition or operations.

                   (e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

        7.14       Books and Records.  To maintain adequate books and records.

        7.15 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

        7.16 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

        7.17 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises material to its business that each Borrower now has.

        7.18 Maintenance of Properties. To make any necessary repairs or replacements to keep each Borrower's properties in good working condition.

        7.19 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

        7.20 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement, including, without limitation, using their best efforts to obtain the agreement of any entity that pays amounts owing to any Borrower from the Medicaid or Medicare programs that such entity will remit such payments to the Bank at the Bank's request.

        7.21 Additional Negative Covenants. Not to, without the Bank's written consent (which shall not be unreasonably withheld):

                   (a) engage in any business activities substantially different from the Borrowers' present business of operating and managing nursing and rehabilitation centers, home health agencies, retirement and psychiatric facilities, and similar facilities, and providing pharmacy services.

                   (b) liquidate or dissolve the Borrowers' or any Borrower's business.

                   (c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination, except for mergers or consolidations between or among two or more Borrowers; provided, however, that if CEI is a party to any such merger or consolidation, it shall be the surviving entity thereof.

                   (d) lease, or dispose of all or a substantial part of CEI's consolidated business or assets.

                   (e)     acquire or purchase a business or its assets.

                   (f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets, except for sales or other dispositions between Borrowers.

                   (g) make any material modifications to, or terminate or replace, the Note Agreement.

        7.22       ERISA Plans.  To give prompt written notice to the Bank of:

                   (a)     The occurrence of any reportable event under
                   Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

                   (b) Any action by any Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                   (c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

                   (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.


        7.23       Insurance.

                   (a) General Business Insurance. To maintain insurance reasonably satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' businesses; provided, however, that the Borrowers may continue to self-insure in a manner consistent with their past practices.

                   (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.


8.      HAZARDOUS WASTE INDEMNIFICATION

        The Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' or any Borrower's property or operations or property leased to the Borrowers or any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrowers' obligations to the Bank.


9.      DEFAULT

        If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to pay immediately and without prior notice the aggregate amount of the L/C Liabilities. If the occurrence consists solely of CEI's proceeding with a merger between CEI and a subsidiary of Regency Health Services, Inc. ("Regency"), as described in that certain Agreement and Plan of Merger dated as of December 20, 1993 between CEI and Regency, however, without the Bank's written consent, the Bank agrees that such occurrence shall not be a default hereunder if (a) the Bank requires the Borrowers to deposit cash with the Bank as security for the Borrowers' obligations hereunder, in the full amount of the L/C Liabilities, and the Borrowers do so no later than the date of such merger, and (b) within 90 days after such deposit, all letters of credit issued hereunder have expired or have been cancelled. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the amount of the L/C Liabilities will automatically be due immediately.

        9.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement when due.

        9.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the Borrowers' obligations under this Agreement.

        9.3 False Information. Any Borrower has given the Bank false or misleading information or representations.

        9.4 Bankruptcy. Any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower, or any Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

        9.5 Receivers. A receiver or similar official is appointed for any Borrower's business, and is not removed within 60 days of such appointment, or the business is terminated.

        9.6 Lawsuits and Notices. Any lawsuit or lawsuits are filed against any one or more of Borrowers in an aggregate amount of Five Million Dollars ($5,000,000) or more in excess of any insurance coverage and the Bank determines that the commencement or settlement of, or entry of judgment in, such lawsuit or lawsuits will likely have a material adverse effect on CEI's consolidated financial condition or properties; or any governmental authority notifies any Borrower that it may terminate any certification or licensure for operation of any facility owned or operated by such Borrower, and such termination would likely have a material adverse impact on CEI's consolidated financial condition or properties.

        9.7 Judgments. Final judgment or judgments or arbitration awards for the payment of money aggregating in excess of $250,000 is or are outstanding against any Borrower or against any property or assets of any of them and any one of such judgments or awards has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry or, in any event, within 10 days of execution of any writ of attachment.

        9.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects CEI's financial condition or the Borrowers' ability, taken as a whole, to pay their obligations to the Bank.

        9.9 Material Adverse Change. A material adverse change occurs in CEI's consolidated financial condition or properties, or in the Borrowers' ability, taken as a whole, to pay their obligations to the Bank.

        9.10 Cross-default. Any default occurs under any agreement (including without limitation the Note Agreement) in connection with any credit any Borrower has obtained from anyone else or which any Borrower has guaranteed, if the aggregate amount of all such credit under which defaults have occurred exceeds Five Hundred Thousand Dollars ($500,000).

        9.11 Default under Related Documents. Any security agreement or other document required by this Agreement is violated or no longer in effect.

        9.12 Other Bank Agreements. Any Borrower fails in a material way to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower has with the Bank or any affiliate of the Bank.

        9.13 ERISA Plans. The occurrence of any one or more of the following events with respect to any Borrower, provided such event or events are reasonably likely, in the judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, would likely have a material adverse effect on CEI's consolidated financial condition with respect to a Plan:

                   (a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and which is likely to result in withdrawal liability in excess of $250,000.

                   (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or such Borrower's full or partial withdrawal from a Plan, which is likely to result in withdrawal liability in excess of $250,000.

        9.14 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty
(30) days after the date on which the Bank gives written notice of the breach to the Borrowers; provided, however, that the Bank will not be obligated to extend any addition credit to the Borrowers during that period.


10.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

        10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        10.2 California Law. This Agreement is governed by California law.

        10.3 Successors and Assigns. This Agreement is binding on the Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers following the occurrence of a default hereunder.

        10.4       Arbitration.

                   (a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

                       (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                       (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                       (iii)  Any violation of this Agreement; or

                       (iv) Any claims for damages resulting from any business conducted between any one or more of Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

                   (b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

                   (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

                   (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

                   (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

                   (f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

                   (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If all parties do not consent to arbitration, the controversy or claim will be settled as follows:

                       (i) The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                       (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

                       (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                       (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                   (h) This provision does not limit the right of the Borrowers or the Bank to:

                       (i)    exercise self-help remedies such as setoff;

                       (ii) foreclose against or sell any real or personal property collateral; or

                       (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                           (A)  an interim remedy; and/or

                           (B)  additional or supplementary remedies.

                       (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrowers and the Bank to seek resolution through arbitration.

                   (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

        10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        10.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        10.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of any rights or remedies after a default under this Agreement and any other documents executed in connection with this Agreement, and (b) any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        10.8       Joint and Several Liability.

                   (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrowers. Without limiting the foregoing, each Borrower specifically agrees that it shall be jointly and severally liable for the performance and payment by all other Borrowers of all obligations under all standby letter of credit applications and agreements executed by any of such other Borrowers at any time in favor of the Bank.

                   (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrowers or any guarantor will not release such Borrower from its obligations under this Agreement.

                   (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrowers or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

                   (d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrowers.

                   (e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

                   (f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the use by any Borrower of any credit extended to such Borrower under this Agreement.

                   (g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

        10.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                   (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

                   (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

                   (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        10.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. A single notice to CEI shall be deemed to have been delivered or sent to all Borrowers.

        10.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        10.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA NATIONAL                    CARE ENTERPRISES, INC.
TRUST AND SAVINGS ASSOCIATION

By  /s/ David M. Lawrence                   By /s/ Gary L. Massimino
    ---------------------                      -----------------------
Title  Vice President                       Title Chief Financial Officer

Address where notices to the                Address for notices to all
Bank are to be sent:                        Borrowers:

North Orange County Regional                2742 Dow Avenue
 Commercial Banking Office                  Tustin, CA  92680
300 S. Harbor Boulevard
Anaheim, CA  92805

                                            CARE FINANCE, INC.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            CARE HOME HEALTH SERVICES

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            HEALTHCARE NETWORK

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            AMERICARE HOMECARE, INC.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            AMERICARE MIDWEST, INC.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            CIRCLEVILLE HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            MARION HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            NEW LEXINGTON HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            CARE ENTERPRISES WEST

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            AMERICARE OF WEST VIRGINIA, INC.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            BECKLEY HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            DUNBAR HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            GLENVILLE HEALTH CARE, INC.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            PUTNAM HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer

                                            SALEM HEALTH CARE CORP.

                                            By /s/ Gary L. Massimino
                                               -----------------------
                                               Title Chief Financial Officer